Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Celularity, Inc. on Form S-1 (Nos. 333-258600 and 333-265191), Form S-3 (Nos. 333-266786 and 333-272198) and Form S-8 (Nos. 333-260025 and 333-266783) of our report dated May 8, 2025, on our audit of the financial statements as of December 31, 2024 and for the year then ended, which report is included in this Annual Report on Form 10-K to be filed on or about May 8, 2025. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

May 8, 2025